CONSENT OF INDEPENDENT BUSINESS VALUATION EXPERTS

December 29, 2015

Chairman of the Board of Directors

Metro Media Holding Corporation

205 D Chubb Avenue Suite 240

Lndhurst, NJ 07071

To Whom It May Concern:

We hereby consent to the use of the name Galaxia International Services, Inc. and of references to Galaxia International Services, Inc. and to the inclusion of and references to our report, or information contained herein, dated November 16, 2015, prepared for Metro Media Holding Corporation, in the Registration Statement on Form S-1 of Metro Media Holding Corporation.

Sincerely,

/s/Kamal Elfeky

Kamal Elfeky, MBA

Accounting Manager